Exhibit 4.1

Notice to U.S. Investors

The merger described herein relates to the securities of two foreign companies. The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.

PRESS RELEASE

TELECOM ITALIA MEDIA: SPECIAL MEETING OF SAVINGS SHAREHOLDERS HELD

Rozzano (MI), 17 July 2015

Telecom Italia Media announced that the Special Meeting of Savings Shareholders called for 3 July 2015 on the initiative of the Common Representative, Mr. Dario Romano Radaelli and a number of other shareholders in this category, continued and concluded today.

Regarding item 1 on the agenda (Transaction pursuant to art. 146, subsection 1, letter d) of Legislative

Decree 58/98”) no resolution was made.

Regarding item 4 on the agenda (Request for a report from the Common Representative of the savings shareholders on the use of the Common Fund. Approval, use and related resolutions - art. 146, subsection 1, letter c) of Legislative Decree 58/98), the meeting did not approve the report of the Common Representative of the savings shareholders as supplemented with information supplied by him during the meeting.

Telecom Italia

Press Office

+39 06 3688 2610

http://www.telecomitalia.com/media

Telecom Italia Media

Investor Relations

+39 06 35598278

http://www.investor.telecomitaliamedia.it

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